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                                                                   Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc.
and Contract Air, Inc.:

The Board of Directors
Stonepath Group, Inc.:

We consent to the use of our report dated September 24, 2001, with respect to the combined balance sheets of M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc. and Contract Air, Inc. as of December 31, 2000 and 1999, and the related combined statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein, which report appears in the Form 8-K of Stonepath Group, Inc. dated October 5, 2001.


/s/  KPMG LLP
-------------------------------------
KPMG LLP

Minneapolis, MN
December 10, 2001